EXHIBIT 99.1

BBSI Reports Strong Third Quarter 2023 Financial Results

- Q3 2023 Net Income of $18.2 Million, or $2.68 per Diluted Share -

VANCOUVER, Washington, November 1, 2023 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Financial Summary vs. Year-Ago Quarter

•
Revenues down 0.2% to $273.3 million.
•
Gross billings up 3% to $1.96 billion.
•
Average worksite employees (“WSEs”) up 1%.
•
Net income up to $18.2 million, or $2.68 per diluted share, compared to $17.4 million, or $2.45 per diluted share.

“We continued to generate strong results from our expanding client base and on-going roll-out of BBSI Benefits,” said BBSI President and CEO, Gary Kramer. “I’m proud of the success we’ve had adding net new clients as we've continued to experience results from our investments in marketing and new product offerings. We also continued to see positive results in our pricing and cost management strategies, resulting in strong, sustainable earnings growth.”

Third Quarter 2023 Financial Results

Revenues in the third quarter of 2023 decreased 0.2% to $273.3 million compared to $273.8 million in the third quarter of 2022. The slight decrease was driven by a decrease in staffing services revenue, which was primarily due to lower demand for staffing services and continued tight labor market conditions in the third quarter of 2023.

Total gross billings in the third quarter of 2023 increased 3% to $1.96 billion compared to $1.91 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by growth in PEO services resulting from increased WSEs from net new clients and higher average billings per WSE, offset in part by reductions in WSEs at existing clients.

Workers’ compensation expense as a percent of gross billings was 2.7% in the third quarter of 2023 and benefited from favorable prior year liability and premium adjustments of $2.2 million. This compares to 3.0% in the third quarter of 2022, which included favorable prior year liability and premium adjustments of $1.4 million.

Net income for the third quarter of 2023 was $18.2 million, or $2.68 per diluted share, compared to $17.4 million, or $2.45 per diluted share, in the year-ago quarter. The increase is primarily attributable to higher gross margin in the third quarter of 2023.

Liquidity

As of September 30, 2023, unrestricted cash and investments were $129.2 million compared to $159.7 million at the end of 2022. BBSI was debt free at quarter end.

Capital Allocation

BBSI’s board of directors has confirmed its regular quarterly cash dividend of $0.30 per share. The cash dividend will be paid on December 1, 2023, to all stockholders of record as of November 17, 2023.

Continuing under the Company’s stock repurchase program established in July 2023, BBSI repurchased 115,400 shares in the third quarter at an average price of $94.60. At September 30, 2023, approximately $64.1 million remained available under the repurchase program.

Outlook

BBSI now expects the following for 2023:

•
Gross billings growth of 4% to 5%
•
Growth in the average number of WSEs of 2% to 3%
•
Gross margin as a percent of gross billings of 3.1% to 3.15%
•
Effective annual tax rate of 27% to 28%

Conference Call

BBSI will conduct a conference call on Wednesday, November 1, 2023, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the quarter ended September 30, 2023.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, November 1, 2023
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13741346

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through December 1, 2023.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13741346

Key Performance Metrics

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as an important performance metric in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and nine months ended September 30, 2023 and 2022.

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2023	2022	2023	2022
Gross billings	$1,963,462	$1,908,818	$5,664,230	$5,445,217
PEO and staffing wages	$1,706,302	$1,656,580	$4,919,323	$4,727,772

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
PEO and staffing wages	86.9%	86.8%	86.9%	86.8%
Payroll taxes and benefits	6.9%	6.7%	7.3%	7.2%
Workers' compensation	2.7%	3.0%	2.7%	2.8%
Gross margin	3.5%	3.5%	3.1%	3.2%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended September 30,
	2023	% Change	2022	% Change
Average WSEs	127,232	1.1%	125,813	8.2%
Ending WSEs	128,448	0.9%	127,297	9.8%

	(Unaudited)
	Nine Months Ended September 30,
	2023	% Change	2022	% Change
Average WSEs	123,577	1.8%	121,415	8.8%
Ending WSEs	128,448	0.9%	127,297	9.8%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include: economic conditions in the Company’s service areas; the lingering effects of the COVID-19 pandemic; the effects of inflation on operating expenses; the availability of certain fully insured medical and other health and welfare benefits to qualifying worksite employees; the effect of changes in the Company’s mix of services on gross margin; the Company’s ability to attract and retain clients and to achieve revenue growth; the availability of financing or other sources of capital; the Company’s relationship with its primary bank lender; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; litigation costs; security breaches or failures in the Company’s information technology systems; the collectability of accounts receivable; changes in executive management; changes in effective payroll tax rates and federal and state income tax rates; the carrying value of deferred income tax assets and goodwill; the effects of conditions in the global capital markets on the Company’s investment portfolio; and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2022 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	September 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$41,579	$91,423
Investments	87,653	68,325
Trade accounts receivable, net	205,217	163,838
Prepaid expenses and other	17,136	19,787
Restricted cash and investments	75,876	110,989
Total current assets	427,461	454,362
Property, equipment and software, net	48,679	45,954
Operating lease right-of-use assets	18,428	19,804
Restricted cash and investments	131,619	104,277
Goodwill	47,820	47,820
Other assets	3,765	3,281
Deferred income taxes	12,236	11,440
Total assets	$690,008	$686,938
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,268	$8,264
Accrued payroll, payroll taxes and related benefits	247,454	222,331
Income taxes payable	786	610
Current operating lease liabilities	6,753	6,957
Current premium payable	18,853	18,920
Other accrued liabilities	6,904	12,683
Workers' compensation claims liabilities	53,622	62,917
Safety incentives liability	1,469	2,049
Total current liabilities	341,109	334,731
Long-term workers' compensation claims liabilities	124,180	153,070
Long-term premium payable	23,301	-
Long-term operating lease liabilities	13,049	14,225
Customer deposits and other long-term liabilities	7,923	7,070
Stockholders' equity	180,446	177,842
Total liabilities and stockholders' equity	$690,008	$686,938

Barrett Business Services, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues:
Professional employer services	$251,423	$244,567	$727,986	$694,174
Staffing services	21,905	29,255	64,639	88,202
Total revenues	273,328	273,822	792,625	782,376
Cost of revenues:
Direct payroll costs	16,318	22,112	48,299	66,491
Payroll taxes and benefits	135,704	128,459	414,395	390,677
Workers' compensation	52,977	56,350	153,012	151,069
Total cost of revenues	204,999	206,921	615,706	608,237
Gross margin	68,329	66,901	176,919	174,139
Selling, general and administrative expenses	44,160	43,001	129,194	125,438
Depreciation and amortization	1,867	1,554	5,273	4,585
Income from operations	22,302	22,346	42,452	44,116
Other income (expense):
Investment income, net	2,412	1,584	6,856	4,790
Interest expense	(80)	(35)	(118)	(102)
Other, net	38	19	93	70
Other income, net	2,370	1,568	6,831	4,758
Income before income taxes	24,672	23,914	49,283	48,874
Provision for income taxes	6,453	6,476	13,229	13,134
Net income	$18,219	$17,438	$36,054	$35,740
Basic income per common share	$2.72	$2.48	$5.32	$4.96
Weighted average basic common shares outstanding	6,699	7,036	6,772	7,201
Diluted income per common share	$2.68	$2.45	$5.24	$4.91
Weighted average diluted common shares outstanding	6,795	7,127	6,885	7,286

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com